Exhibit 3.3

CERTIFICATE OF FORMATION

-of-

MAHI LLC

The undersigned, being an authorized person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, Title 6, Chapter 18, Delaware Code, Section 18-101 et seq. (the “Act”), hereby certifies as follows:

1.	Name of Limited Liability Company. The name of the limited liability company formed hereby (the “Company”) is Mahi LLC.

2.

Registered Office and Agent. The address of the Company’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name and address of the Company’s registered agent for service of process on the Company is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

This Certificate of Formation is duly executed and filed pursuant to the provisions of Section 18-201 of the Act.

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IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation of Mahi LLC as of this 27th day of April, 2018.

/s/ Shane T. Pfleiderer
Name:	Shane T. Pfleiderer
Title:	Authorized Person